EXHIBIT 99.1

Jones Soda Reports Third Quarter 2023 Results

– Jones Continues to Move Towards Bottom Line Profitability with Gross Margin Expanding by 600 Basis Points and Operating Expenses Declining, Both Year-Over-Year –

SEATTLE, Nov. 09, 2023 (GLOBE NEWSWIRE) -- Jones Soda Co. (CSE: JSDA, OTCQB: JSDA) (“Jones Soda” or the “Company”), the original craft soda known for its great taste, unconventional flavors and user-submitted photo labels, announced its financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Financial Summary vs. Year-Ago Quarter

  Revenue was $4.5 million compared to $4.8 million. The third quarter of 2023 included approximately $220,000 in revenue from the Company’s Mary Jones cannabis business.
  Gross profit as a percentage of revenue increased 600 basis points to 32.9% compared to 26.9%.
  Net loss improved to $0.9 million, or $(0.01) per share, compared to a net loss of $1.7 million, or $(0.02) per share.
  Adjusted EBITDA1 improved to approximately $(862,000) compared to $(980,000).

Management Commentary

“While the third quarter was more challenging than originally anticipated, we continued to make noteworthy progress towards profitability and I believe we are setting the stage for encouraging growth initiatives in 2024,” said David Knight, President and CEO of Jones Soda. “Our core bottled soda business experienced some temporary headwinds in our food service channel, while sales velocity in our grocery channel has been slower than expected. Despite this, the work we’ve done to optimize our supply chain led to a 600-basis point expansion in our gross margin.

“Looking at Mary Jones, we grew our cannabis-related revenue by 93% year-over-year as we continue to take market share and launch new products in California. While our expansion plans have experienced some delays, we were able to launch into the state of Washington by the end of the third quarter and have seen early success there. We currently expect to be up and running in Michigan by the end of the fourth quarter and live in Nevada by early 2024. Our team has been working hard bringing our cannabis-infused flavors to market in different formats, and we expect to announce some exciting new growth initiatives for this business in the coming months.

“I remain confident in our long-term strategic goals for the Jones Soda brand and believe in our ability to unlock significant shareholder value. Our entire organization has put in a significant amount of work laying the foundation we have today, but we are not settling here. Innovation remains at the forefront of all our strategic initiatives, and we are working harder than ever to further capitalize on growth opportunities across both our core bottled soda business and our Mary Jones business.”

Third Quarter 2023 Financial Results

Revenue in the third quarter of 2023 was $4.5 million compared to $4.8 million in the prior year period. The decline in revenue was primarily attributable to a decline in the Company’s food service channel, along with a decline in sales velocity within its grocery channel.

The Company’s cannabis brand, Mary Jones, generated approximately $220,000 in revenue in the third quarter of 2023 compared to approximately $400,000 in revenue in the second quarter of 2023 and approximately $114,000 revenue in the third quarter of 2022.

Gross profit as a percentage of revenue increased 600 basis points to 32.9% for the third quarter of 2023 compared to 26.9% in the year-ago period. This increase was primarily driven by continued enhancements in the Company’s supply chain to better manage raw material costs, along with continued strategic pricing adjustments.

The Company reduced operating expenses during the quarter primarily due to less general business start-up costs and up-front marketing costs associated with the development of our Mary Jones brand in the third quarter of 2023 compared to the same quarter of 2022.

Net loss for the third quarter of 2023 improved to $0.9 million, or $(0.01) per share, compared to a net loss of $1.7 million, or $(0.02) per share, in the third quarter of 2022. The improvement in net loss was primarily attributable to the expansion in gross profit margin and a decrease in total operating expenses.

Adjusted EBITDA1 improved to $(862,000) in the third quarter of 2023 compared to $(980,000) in the third quarter of 2022, mostly as a result of the aforementioned gross profit margin expansion and lower total operating expenses.

At September 30, 2023, cash and cash equivalents totaled $5.2 million compared to $5.1 million at June 30, 2023, and $8.0 million at December 31, 2022.

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the third quarter ended September 30, 2023. Management’s remarks will be followed by a live question-and-answer period. Investors and analysts are encouraged to dial into the call with any questions they would like management to address.

Date: Thursday, November 9, 2023
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-0784
International dial-in number: 1-201-689-8560
Conference ID: 13735540

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through November 16, 2023.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13735540

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA which is not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense and income, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss under “Jones Soda Co. Non-GAAP Reconciliation” at the end of this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which management evaluates the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding the Company’s current ability to generate cash flow. Adjusted EBITDA is not intended to be considered in isolation or as a replacement for, or superior to Net Loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.
Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading craft soda manufacturer with certain subsidiaries dedicated to cannabis products. The Company markets and distributes premium craft sodas under the Jones® Soda brand, and a variety of cannabis products under the Mary Jones brand. Jones' mainstream soda line is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. The Company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com, www.myjones.com, www.drinklemoncocco.com, or https://gomaryjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results, including its financial condition and results of operations, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to continue to effectively utilize the proceeds from its financings completed in 2022; the Company’s ability to continue to develop and market THC/CBD-infused and/or cannabis-infused beverages and edibles, and comply with the laws and regulations governing cannabis, hemp or related products, and the timing and costs of the development of these new product lines; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and to manage factors affecting its supply chain; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation and the Company’s ability to comply with applicable regulations; its ability to maintain an effective information technology infrastructure, fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (“SEC”) on March 29, 2023 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Company Contact:
David Knight
President and CEO
1-206-624-3357

Investor Relations Contact:
Cody Cree
Gateway Group, Inc.
1-949-574-3860
JSDA@gateway-grp.com

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data) (Unaudited)
	September 30, 2023	December 31, 2022
ASSETS	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$5,221	$7,971
Accounts receivable, net of allowance of $150 and $110, respectively	2,858	3,170
Inventory	2,648	2,621
Prefunded insurance premiums from financing	-	612
Prepaid expenses and other current assets	1,109	601
Total current assets	11,836	14,975
Fixed assets, net of accumulated depreciation of $349 and $309, respectively	154	127
Total assets	$11,990	$15,102
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,039	$1,070
Accrued expenses	1,988	1,643
Insurance premium financing	-	612
Taxes payable	3	10
Total current liabilities	3,030	3,335
Total liabilities	3,030	3,335
Shareholders’ equity:
Common stock, no par value:
Authorized — 800,000,000 issued and outstanding shares — 101,258,135 shares and 100,263,135 shares, respectively	90,187	89,680
Accumulated other comprehensive income	294	287
Accumulated deficit	(81,521)	(78,200)
Total shareholders’ equity	8,960	11,767
Total liabilities and shareholders’ equity	$11,990	$15,102

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)

Revenue	$4,497	$4,806	$13,173	$15,344
Cost of goods sold	3,017	3,515	8,999	11,129
Gross profit	1,480	1,291	4,174	4,215
Gross profit %	32.9%	26.9%	31.7%	27.5%

Operating expenses:
Selling and marketing	1,154	1,508	3,266	3,727
General and administrative	1,270	1,476	4,234	4,880
	2,424	2,984	7,500	8,607
Loss from operations	(944)	(1,693)	(3,326)	(4,392)
Interest income	20	1	38	5
Interest expense	-	-	-	(377)
Other income (expense), net	(2)	22	(3)	11
Loss before income taxes	(926)	(1,670)	(3,291)	(4,753)
Income tax expense, net	(8)	(8)	(30)	(24)
Net loss	$(934)	$(1,678)	$(3,321)	$(4,777)

Net loss per share - basic and diluted	$(0.01)	$(0.02)	$(0.03)	$(0.05)
Weighted average common shares outstanding - basic and diluted	101,090,744	99,913,135	100,809,838	91,709,456

JONES SODA CO. NON-GAAP RECONCILIATION (Unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
GAAP net income (loss)	$(934)	$(1,678)	$(3,321)	$(4,777)
Stock based compensation	68	674	608	1,060
Interest income	(20)	(1)	(38)	(5)
Interest expense	-	-	-	377
Income tax expense, net	8	8	30	24
Depreciation and Amortization	16	17	46	51
Non-GAAP Adjusted EBITDA	$(862)	$(980)	$(2,675)	$(3,270)

1 Adjusted EBITDA is defined as net income (loss) from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).